Exhibit 99.1

Contact:

Investor Relations:

Jorge A. Junquera

Chief Financial Officer

Senior Executive Vice President

787-754-1685

Media Relations:

Teruca Rullán

Senior Vice President

Corporate Communications

787-281-5170 or 917-679-3596 (mobile)

News For Immediate Release:

Popular Announces Relevant Price and Exchange Ratios for Exchange Offer

San Juan, Puerto Rico, Wednesday, August 19, 2009 – Popular, Inc. (the “Corporation”) (NASDAQ: BPOP) today announced that it has determined the Relevant Price and Exchange Ratios in connection with its previously announced offer to issue up to 390 million shares of its Common Stock in exchange for its Series A Preferred Stock and Series B Preferred Stock and for the Trust Preferred Securities referred to below (the “Exchange Offer”).

In accordance with the terms of the Exchange Offer, as set forth in the Corporation’s Prospectus, dated August 7, 2009, and related letter of transmittal, the Corporation has determined the Relevant Price and Exchange Ratios for the Series A Preferred Stock, the Series B Preferred Stock and the Trust Preferred Securities referred to below. The Relevant Price is $2.50 (which has been determined based on the Minimum Share Price) and the Exchange Ratios are listed in the table below.

The expiration date for the Exchange Offer is 11:59 p.m., New York City time, on August 20, 2009, unless the Corporation further extends the Exchange Offer or terminates it prior to that date. If the Corporation extends the Exchange Offer, the Relevant Price and the Exchange Ratios are subject to change as well.

The Corporation does not expect the Expiration Date to be further extended.

In connection with the Exchange Offer, for each share of Series A Preferred Stock, share of Series B Preferred Stock or Trust Preferred Security accepted in accordance with the terms of the Exchange Offer, the Corporation will issue a number of shares of its Common Stock equal to the applicable “Exchange Ratio”, which is the applicable Exchange Value set forth in the table below divided by the Relevant Price of $2.50

(which has been determined based on the Minimum Share Price). The closing sale price for the Corporation’s Common Stock on the Nasdaq Stock Market on August 18, 2009 was $1.76 per share, which is less than the Relevant Price. Therefore, the shares of the Corporation’s Common Stock that a holder who participates in the Exchange Offer receives on the settlement date for the Exchange Offer (which is expected to be August 25, 2009) could have a market value that is substantially less than the applicable Exchange Value set forth in the table below.

Title of Securities	Per Security Liquidation Preference/ Amount	Per Security Exchange Value*	Per Security Exchange Ratio (Number of Shares of Common Stock to be Received for Each Security)
6.375% Non-cumulative Monthly Income Preferred Stock, 2003 Series A (“Series A Preferred Stock”)	$25	$20	8
8.25% Non-cumulative Monthly Income Preferred Stock, Series B (“Series B Preferred Stock”)	$25	$20	8
8.327% Trust Preferred Securities (issued by BanPonce Trust I)	$1,000	$1,150	460
6.564% Trust Preferred Securities (issued by Popular North America Capital Trust I)	$1,000	$1,150	460
6.70% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust I)	$25	$30	12
6.125% Cumulative Monthly Income Trust Preferred Securities (issued by Popular Capital Trust II)	$25	$30	12

*	The Per Security Exchange Values are subject to further change in the Corporation’s sole discretion during the course of the Exchange Offer.

To receive the consideration in the Exchange Offer, holders must validly tender and not withdraw their securities prior to the Expiration Date, and the securities must be accepted, subject to proration as described in the Prospectus, dated August 7, 2009, for the Exchange Offer. Securities that have been validly tendered but are not accepted for exchange due to proration or otherwise will be promptly returned to the tendering holder after the Expiration Date. The Corporation intends to deliver the consideration for the securities that are tendered and accepted in the Exchange Offer on or about August 25, 2009.

The lead dealer managers for the Exchange Offer are UBS Investment Bank, which can be contacted at (888) 719-4210, and Popular Securities, which can be contacted at (787) 766-6601, and the co-lead dealer manager is Citi, which can be contacted at (800) 558-3745.

The Corporation has filed a registration statement, a prospectus and related exchange offer materials with the SEC for the exchange offer to which this communication relates. Before you decide whether to tender into the Exchange Offer, you should read the prospectus and other documents the Corporation has filed with the SEC for more complete information about the Corporation and the Exchange Offer. You may obtain these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Corporation will arrange to send you the prospectus if you request it by contacting Corporate Communications, at (787) 765-9800. The complete terms and conditions of the Exchange Offer are set forth in the prospectus and the related letters of transmittal, copies of which will be available at www.popularinc.com/exchangeoffer and from Global Bondholder Services Corporation, the information agent, at (866) 540-1500 or, for bankers and brokers, at (212) 430-3774.

This press release is not an offer to sell or purchase or an offer to exchange or a solicitation of acceptance of an offer to sell or purchase or offer to exchange, which may be made only pursuant to the terms of the prospectus and related letter of transmittal, as applicable.

Forward-Looking Statements:

The information included in this press release may contain certain forward-looking statements. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors that might cause such a difference include, but are not limited to (i) the rate of declining growth in the economy and employment levels, as well as general business and economic conditions; (ii) changes in interest rates, as well as the magnitude of such changes; (iii) the fiscal and monetary policies of the federal government and its agencies; (iv) changes in federal bank regulatory and supervisory policies, including required levels of capital; (v) the relative strength or weakness of the consumer and commercial credit sectors and of the real estate markets in Puerto Rico and the other markets in which borrowers are located; (vi) the performance of the stock and bond markets; (vii) competition in the financial services industry; (viii) possible legislative, tax or regulatory changes; and (ix) difficulties in combining the operations of acquired entities. For a discussion of such factors and certain risks and uncertainties to which the Corporation is subject, see the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008 as well as its filings with the U.S. Securities and Exchange Commission. Other than to the extent required by applicable law, including the requirements of applicable securities laws, the Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.